                                                                    Exhibit 99.3
                                                                    ------------

FOR IMMEDIATE RELEASE
---------------------

AUTOCYTE AND NEOPATH COMPLETE MERGER; THE NEW COMPANY TO BE RENAMED TRIPATH IMAGING, INC.

BURLINGTON, N.C., October 1/PR Newswire/ -- AutoCyte, Inc. (Nasdaq: ACYT) today announced that it has completed its previously announced merger with NeoPath, Inc. (Nasdaq: NPTH), effective September 30, 1999. In connection with the merger, AutoCyte will issue approximately 13.8 million shares of common stock, based on the exchange ratio of .7903 shares of AutoCyte stock for each share of NeoPath stock.

The AutoCyte shareholders have approved changing the name of the new company to TriPath Imaging, Inc. ("TriPath"). A new trading symbol (Nasdaq: TPTH) has been reserved and will become active when the name change is effected.

Dr. James B. Powell, President and CEO of TriPath, stated, "This is a very important day for the shareholders of AutoCyte and NeoPath and for women's healthcare. TriPath will be dedicated to commercializing a new paradigm for cervical cancer screening. We believe that a system approach to cervical cancer screening is imperative for improving patient outcomes and for lowering screening costs. By combining our thin-layer slide preparation technology with computerized cell image analysis, we believe TriPath has the potential to offer a cervical cancer screening system that cannot be matched by our competition."

Dr. Powell continued, "Our initial primary product platforms will consist of the AutoCyte PREP System(TM) ("PREP") for thin-layer sample preparations, and the AutoPap(R) Primary Screening System ("AutoPap") for computerized image analysis of conventional Pap smears. As previously announced, we will also be submitting to the FDA a PMA supplement requesting approval to screen PREP slides on the AutoPap. Such a combined system, if approved by the FDA, would allow TriPath to offer the first comprehensive, automated product line in the cervical cancer screening industry."

Dr. Alan C. Nelson, Chairman Elect of TriPath, stated, "The TriPath product platforms are protected by over 100 issued and pending patents originally developed by AutoCyte, NeoPath and Neuromedical Systems. We believe this patent estate represents a formidable barrier to competition in the cell analysis field. In addition, this intellectual property represents a critical springboard into other market opportunities. For example, we believe location guided screening ("LGS") will soon be a major market opportunity with the large clinical laboratories. We intend to complete the development of our prototype LGS devices, which are protected by the TriPath patents, and to begin clinical studies as soon as is practicable."

Dr. Nelson concluded, "There are also other potential applications for this patented foundation technology. While, in the short term, TriPath will remain focused on cervical cancer screening, we have already begun development work to screen for lung cancer. The recently announced research project with Bayer Diagnostics is focused on combining Bayer's proprietary molecular probes with TriPath's automated cell analysis technology to detect patients at risk of getting lung cancer. The TriPath computerized cell analysis technology may also be applied to melanoma, leukemia, and several other cancers. We believe such broad applications would significantly expand our market opportunities."

TriPath Imaging develops, manufactures and markets products to improve cancer screening. Improved slide preparation technology is delivered through the AutoCyte PREP System(TM), a proprietary automated liquid-based cytology sample preparation system that produces representative slides with a homogeneous, thin-layer of cervical cells, and is one of only two sample preparation systems approved by the FDA as a replacement for the conventional Pap smear. TriPath delivers visual intelligence technology to increase accuracy and productivity in medical testing through the AutoPap(R) Primary Screening System, which utilizes proprietary technology to distinguish between normal Pap smears and those that have the highest likelihood of abnormality. In May 1998,

AutoPap was approved by the U.S. Food and Drug Administration as the first fully automated device for primary screening of Pap smear slides. TriPath has completed a clinical trial for the screening of PREP slides by the AutoPap(R) Primary Screening System and expects to submit this supplement to the FDA in the second half of 1999.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release which are not strictly historical statements constitute forward-looking statements which involve risks and uncertainties including, without limitation, risks associated with uncertainties regarding FDA approval, uncertainties regarding market acceptance and additional cost, risks associated with technological change, the Company's history of operating losses and the uncertainty of future profitability, dependence on a limited number of products, dependence on third-party reimbursement, limited marketing and sales experience, limited number of customers and lengthy sales cycle, risks of adverse changes in general economic conditions, and in the healthcare industry specific risks associated with competition and competitive pricing pressures, and other risks detailed in the Company's filings with the Securities and Exchange Commission.

Contact: Dr. James B. Powell, President and Chief Executive Officer, or Eric W. Linsley, Chief Financial Officer, AutoCyte, Inc., 800-426-2176

NOTE TO INVESTORS AND EDITORS: AutoCyte's press releases are available on the Internet through PR Newswire's web site at http://www.prnewswire.com. The releases are also available at no charge through PR Newswire's Company News On-Call fax service at 800-758-5804, extension 116041.